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                                                                    EXHIBIT 99.1

                     ROMTECH, INC. ACQUIRES U.K. DISTRIBUTOR

    Langhorne, PA., August 18, 1998 /PRNewswire/ -- RomTech, Inc.(Nasdaq: ROMT) today announced it has acquired Software Partners Publishing and Distribution Limited, a U.K. distributor of personal computer software for consumer entertainment and small office/home office applications. RomTech believes that the acquisition will allow RomTech to expand its product offerings in the U.K. while providing an established base for the company to distribute its products in the leading European markets.

    Under the terms of the acquisition agreement, the shareholders of Software Partners sold all of the outstanding shares of Software Partners to RomTech, and RomTech issued 150,000 shares of Common Stock as consideration for the Software Partners' shares. RomTech intends to account for the transaction as a purchase.

    Based in Cambridgeshire, England, Software Partners has been selling RomTech products for over a year and already RomTech's Galaxy Series titles are among the top sellers in several major UK retail chains, including Games Ltd., Electronic Boutique and PC World. Paul Ward will continue as Managing Director of Software Partners and will report to Patrick Alexander, Director of International Sales for RomTech.

    RomTech, headquartered in Langhorne, PA develops, publishes, markets and sells a diversified line of personal computer software primarily for consumer entertainment and business applications. RomTech promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM) and Game Master(TM) brand names (the "Galaxy Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers. RomTech targets the market of home and small business personal computer users. In North America RomTech's sales are primarily made through a large national distributor that sells to large national retail chain stores, and on the internet at www.romt.com or www.mbyte.com.

    This press release contains certain forward-looking statements, including without limitation, statements regarding the expansion of RomTech's product offerings in the U.K. The actual results achieved by RomTech, and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond RomTech's control. RomTech cautions readers that the following important factors, among others, could affect RomTech's actual results in the U.K. or European markets to vary materially from expected results: the success of the Galaxy branding strategy and sales of Galaxy Series titles in the U.K. and European markets; the allocation of adequate shelf space for RomTech's products in major retail chain stores; successful sell-through results for RomTech's products at retail stores; the continued success of the relationship of RomTech with its North American distributor; the continued expansion of the computer in homes in North America and England; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; the acceptance by the market of the Game Master and other Galaxy products; the costs of developing, producing and marketing such products; access to distribution channels; consumers' continuing demand for value-priced software; competition; and various other factors, many of which are beyond the Company's control.

    Contact: Gerald W. Klein of RomTech, 215-750-6606, ext. 118. RomTech, Inc.'s press releases are available through CompanyNews On-Call by fax, 800-758-5804, ext. 127319, or at http://www.prnewswire.com.